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                                                                      Exhibit 21


                     List of Subsidiaries of the Registrant


The following is a list of subsidiaries of the Registrant:

1. Champion Wireless International B. V.

2. Champion Vietnam Wireless B. V. (a 100% owned subsidiary of Champion Wireless International B.V.)

3. Champion Wireless Systems International N.V. (a 100% owned subsidiary of Champion Wireless International B.V.)

4. Champion Wireless Solutions (Vietnam) LTD (a 100% owned subsidiary of Champion Vietnam Wireless B. V.)